Exhibit 10.3
Pond Creek Lease
Lease Agreement

This agreement is made and entered into this the date hereinbelow signed by and between Lois Baird and Calvin Baird, her husband; E.P. Stepp, Jr., single, Virginia Lee Urban widow; Marcia Cooper, single; Margaret Stepp, and Charles Stepp, her husband; Florence Wiles, widow; James L. Compton and _____________ Compton, his wife; Donald Compton and _______________ Compton, his wife; Emogene Bowman and _______________ Bowman, her husband; Georgia Compton and ______________ Compton, her husband; Frank J. Williamson and _____________ Williamson, his wife; Earl D. Williamson and ______________ Williamson, his wife; Joanne P. Compton and ______________ Compton, her husband; Fred Fair, single; Harold Speer and _______________ Speer, his wife; Jeffrey B. Delong and __________ Delong, his wife; Henry Delong, Jr. and _____________ Delong, his wife; Deborah Delong, single; Mae Cooper, widow; Mark Cooper, single; David Cooper, single; Gail Brumleve and Gary W. Brumleve, her husband; Betty Akers and ________________ Akers, her husband, and Mary Malcom and ________________ Malcolm her husband; Walter D. Wiles and ________________ Wiles, his wife; James Collins and _________________
Collins, his wife, Jack D. Compton and _________________ Compton, his wife; Ruth Trammel and __________________ Trammel, her husband; Dora Jean Compton and __________________ Compton, her husband; John Williamson and _________________ Williamson, his wife; Irene Dameron and _____________ Dameron, her husband; Jack A. Compton and ________________ Compton, his wife; and Dr. Keith D. Speer and _________________ Speer, his wife; Ladonnna Kirk; Linda Minnney and _______________ Minney, her husband; Johnnie Kirk and __________________ Kirk, his wife; Devra Large and ______________ Large, her husband; Donald C. Barker, Trustee; Nancy B. Phillips and Jeffery S. Phillips, her husband; Josephine Brown and ________________ Brown, her husband; William A. Compton and ___________________ Compton, his wife; Joanna. Peterson and ______________ Peterson, his wife; Young Family Trust, Richard Young, Trustee; James D. Graber and __________________ Graber, his wife; Bonnie G. Marcum and ___________________ Marcum, his wife; Devra Roberts and _______________ Roberts, her husband; Lois Marcum and _____________________ Marcum, her husband; Yvonnie Potvin and ______________
Potvin, her husband; Charles D. Stepp and _______________ Stepp, his wife; Leona Wiles and ________________ Wiles, her husband, hereinafter referred to as LESSOR and Eastern Land Development, whose address is P. O. Box 537 Stanville, KY. hereinafter referred to as LESSEE.

CONDITIONS PRECEDENT

LESSEE does hereby covenant and agree that it will acquire all necessary bonds and maintain a liability insurance policy sufficient to cover any and all damages which may arise as a result of an act or non act which may arise as a result of this agreement. LESSEE further promises and agrees that it enters in and upon the properties at it's own risks and does covenant and agree to hold LESSORS herein harmless for any and all damages which may arise as a result of an act or non act which may arise as a result of this agreement. LEASE AGREEMENT

WITNESSETH: That for and in consideration of the sum of the payment of the Minimum Annual Royalties and Tonnage Royalties hereinafter provided and the observance and performance by Lessee of all of the provisions of this Lease, said Lessor hereby demises, leases and lets unto Lessee all of the minable and merchantable coal which can be mined from the Pond Creek and other seams not heretofore leased, by modern mining methods, together with any and all rights necessary and convenient to mine the same, together with the sole and exclusive right of mining, excavating, removing, shipping and marketing all of said coal which can be mined by such methods in, on and underlying those certain tracts or parcels of land situate in Martin County, Kentucky, bounded as follows: beginning at Warfield, KY and traveling north via KY Rt. 292 to the junction of KY Rt. 908, thence turning left and traveling with KY Rt 908 to the junction of KY Rt. 40 and thence turning left and traveling with KY Rt 40 back to Warfield, the beginning hereinafter the "Leased Premises." LESSOR does further hereby grant, demise, and lease unto Lessee for and during the term hereinbelow specified, the exclusive right and privilege to exercise and use, pertaining to the Leased Premises, any and all rights, easements, and privileges which are or may become necessary, convenient, or incidental to Lessee for and in the exploration, development, mining, excavation, removal, processing, marketing, and shipping of the herein leased coal and coals from all other properties. The rights, easements, and privileges granted, demised, and leased hereunder include but are not limited to the right of Lessee to the free and uninterrupted use and possession of, and rights-of-way into, upon, over, across, and through, the Leased Premises for the construction, operation, repair, maintenance, and reclamation of the mining operation, roads, railroads, tramways, haulways, exploration sites, work and service areas, pollution control structures, telephone, water, electrical and other utility lines, devices and structures, coal tipples, coal preparation plants, coal processing and storage areas, and all other machinery, devices, improvements, structures and appurtenances which, at such points, and in such manners, by Lessee, in its sole discretion, from time to time may be deemed necessary, convenient, or incidental in or for its exploration, development, mining, removal, processing, marketing, and/or shipping said Leased Coal and/ or other coal.

The foregoing rights granted to Lessee are granted subject to the provisions of this lease and only to the extent of Lessor's power to grant the same and are limited to such as Lessor possesses and owns, and has the lawful right to grant; and, where Lessor owns the minerals and appurtenant rights, are limited to such as Lessor owns under the deeds of instruments under which it owns title to such minerals and appurtenant rights.
Lessee shall fully investigate and familiarize himself with the deeds under which Lessor owns said minerals and rights.
Said deeds and rights are recorded in the following deed books, records of the Martin County Clerk.

EXCEPTING and RESERVING, however, to the Lessor all coal other than that herein leased and the entire ownership control of the land described herein and the coal, clay, stone, sand, water, oil and gas, and all other minerals and mineral products therein and thereon for all purposes other than those for which this lease is made, including without limiting the foregoing, the following:
1. The right of searching for, mining, and removing by deep mining or other appropriate methods all other coal, from any and all seams of coal or portions thereof, the right of mining which is not herein leased;
2. Full and free rights of ingress and egress as may be necessary or convenient in the proper development of said land or other lands or in the proper exercise of the rights hereby reserved so long as Lessor or their heirs or assigns do not unreasonably interfere with Lessee; and
3. The right to use jointly and in common with the Lessee any and all roads or roadways constructed by or on behalf of the Lessee on the demised premises.
4. The right of searching for oil, gas, and all other minerals and products and removing the same when found; providing however that the rights of searching for the removal of oil, gas and all other minerals shall in no way unreasonably interfere with the coal mining nor removal rights of Lessee.
Any and all of the rights herein excepted and reserved by Lessor shall inure to the benefit of and may be exercised and enjoyed by Lessor and its successors and assigns or its other Lessees or agents in connection with all lands now or hereafter owned by Lessor provided, however, that the properties, rights and privileges thus excepted and reserved shall always be used and exercised subject to the provisions of Section II Item # thirty-one hereof and so as to avoid any actual and material interference with the operations of the Lessee hereunder.

TO HAVE AND TO HOLD unto Lessee the Leased Premises for and during an initial term of Three (3) years and if active mining has been commenced and is being diligently prosecuted during such initial term, thereafter, for so long as Lessee is mining and producing coal through or on the leased premises, or this lease is terminated by Lessee, together with the right to mine, excavate and remove the Lessee's own account the minable and merchantable coal in the seam of coal herein leased, in and underlying the above described parcel of land, which can be mined and removed by deep mining method, or other methods hereinafter agreed to, subject only to the exceptions, reservations, terms, conditions, covenants and agreements expressly provided herein.
In the event the coal leased hereunder is exhausted or if mining has not been commenced and is not being diligently prosecuted or the minimum royalty remain unpaid for thirty (30) days after giving of written notice by Lessor to Lessee prior to the end of Three (3) years, then this lease shall end, terminate and become void at such time.

This Lease is subject to the following terms, conditions, covenants and agreements which Lessee covenants with Lessor faithfully to observe and perform.

Item # 1
MINING PLAN
(a) Lessee shall provide to Lessor a general Mine Plan to which mine development must conform within (90) days after acquisition of a mining permit. Lessee covenants and agrees to project and plan development of the Leased Premises in accordance with the General Mine Plan as to so equip the mine with modern mining machinery and haulways and works so that all minable and merchantable coal, as the same is hereinafter defined, will be reached and mined in all parts of the demised premises. Said projections or plans shall show the details of the operation and methods of mining. Lessor shall review and comment on said mining plans and projections. Should the mining projections or plan be unsatisfactory for whatever stated reason, Lessee will negotiate with Lessor to resolve the disagreement. Should the Lessee proceed to mine without a permit approved by the Regulatory Authority, Lessee will indemnify Lessor for any loss which may result. Any projection or plan, once approved, shall be adhered to by Lessee and shall not be departed from thereafter without concurrence of Lessor. Projections and plans shall be prepared by the Lessee and submitted to the Lessor at least once every twelve
(12) months, along with copies of the applications, if any, for permits.
(b) Lessee shall, as soon as practicable after the execution and delivery of this Lease, enter upon the Leased Premises and begin diligently in an energetic, approved, skillful and workmanlike manner to recover the greatest possible amount of minable and merchantable coal from the Leased Premises which may be mined with modern machinery and equipment and consistent with good mining practices, having due regard to the development of all of the Leased Premises and the future development of the coal property and so as to avoid damage, or limit access to all seams of coal in the tracts of land herein described. Lessee shall do all acts in mining so as to commit no waste of said minerals. It is the purpose and spirit of this lease to secure the prompt development and continuous operation of mining and removing the leased coal and to secure as full, complete and speedy operation as can be done practicable and economically.

(c) The payment or acceptance of Annual Minimum Royalty or Tonnage Royalty in Item Eight or Item Ten of this Lease shall not excuse Lessee from the diligent mining obligations required in this Item One.
(d) Lessee shall take all necessary action to obtain all permits required by the applicable laws of the State of Kentucky and the United States of America before beginning the mining operations hereunder.
(e) Lessee shall conduct its mining operations in accordance with a mining plan in compliance with the applicable laws of the State of Kentucky, or any political subdivision thereof, and of the United States of America now in effect or as may hereafter be enacted, and make and file all maps required and furnish copies to Lessor at their request.
(f) If any minable or merchantable coal be lost or made unmineable by reason of any improper, negligent, or careless mining methods or shipping or any other cause which is contrary to the provisions and requirements of this lease, then Lessee shall pay to Lessor, for all coal so lost or made unmineable, a royalty equal to the average royalty paid for coal mined, under this Lease, during the prior three-year period or the period of time this Lease has been in effect, if less than three (3) years, per ton of two thousand (2,000) pounds for each ton coal so lost or not mined. If no such royalty has been paid, then Lessee shall pay to Lessor royalty equal to the most recent royalty paid for coal mined on the closest other properties leased by Lessor.

Item # 2
MINABLE AND MERCHANTABLE COAL
DEFINITION: The term "minable and merchantable coal", where ever used in this Lease, means coal which, when reached in the prosecuting of Lessee's operations, could be mined at a reasonable profit, by a prudent miner in the prevailing coal market, by the use of such modern mining methods and such modern mining and cleaning machinery and equipment as are reasonably adapted to practical, efficient and economical mining under the conditions found at the time in question. But, said definition is not intended to exempt, nor shall it be construed as exempting Lessee from mining coal which by reason of local conditions or thickness of seam or character of coal, cannot be mined by a prudent miner, at a reasonable profit when the general condition of the seam of coal, outside of or beyond such local conditions, shall be normal and it shall only apply when the general conditions of the property, or a particular portion of section thereof, shall warrant such application, provided always that the condition of coal adjacent to and beyond the local situation shall be taken into consideration. In determining whether coal could be mined at a reasonable profit, full consideration shall be given to the profits or losses of Lessee on coal theretofore mined and such condition will prevail in determining whether coal is minable and merchantable.

Item # 3
SEAM PROTECTION
Lessee shall include in the mining plan, provision for pillars of coal and other supports of :
(1) protection of any entry leading into the seams leased for deep mining operations;
(2) the reasonable protection and development of seams of coal other than those hereby leased.

Item # 4
PILLARS AND BARRIERS
Lessee agrees to observe and perform all conditions, covenants and limitations with respect to the mining of coal contained in any of the instruments of record under which Lessor holds title, and to save Lessor harmless from the breach of any such conditions, covenants or limitations.

Lessee shall have the right to leave such pillars or barriers as may be required by law, by State or Federal regulations, or by any condition, covenant or limitation contained in any instrument under which Lessor holds title or to which it is a party for the protection of existing oil or gas wells, gas lines, power lines or surface improvements, but the right to recover from the owners of existing oil or gas wells, or from others, for coal left in such pillars or barriers shall remain the property of Lessor.

Item # 4
OIL AND GAS LEASES
It is understood and agreed between the parties hereto that Lessor has previously leased the oil and gas under the major portion of the tracts of land hereinabove described, as well as the above drainage coals.
Should Lessee deem it necessary or convenient to secure any additional rights or privileges of any kind or nature not owned by Lessor and not herein demised, then and in that event, it may obtain same at its sole expense and without cost or obligation on the part of Lessor.

Item # 5
MINE PLAN ADHERENCE
Lessee agrees to make entries into and to work and mine the coal hereby leased in accordance with general projections or plans of mining and descriptions thereof which shall, in advance of development, be submitted by Lessee to Lessor.

Item # 6
SURVEYING AND MAPPING
Lessee shall provide the following surveying services for the Leased Premises:
1. Provide a mining boundary control and any required flagging based on a Standard Coordinate System;
2. Prepare and furnish Lessee with mining progress maps as reasonably required to scales of 1" = 100', 1" = 400' or 1" = 2,000';
3.  Advance vertical and horizontal controls and check surveys as required;
and
4. Provide stop distances if applicable around surface reservations, exceptions and boundaries.
All of the above work will be performed in accordance with laws and regulations governing such surveys.

Item # 7
MAPS AND INSPECTIONS
Lessee agrees to furnish to Lessor such information as may be reasonably requested by the Lessor from time to time concerning, but not limited to, the leasehold boundaries, railroad tracks and rights-of-way, improvements, mine workings, elevations, coal analyses, thickness of the veins or seams of coal as they are mined and Lessee shall furnish maps of properties owned by others adjacent to the herein Leased Premises, if available to Lessee.
Lessee shall give unto Lessor and its duly authorized agents the right to enter into the mines of Lessee, both in properties owned by others and controlled by Lessee to the extent it has a right to do so to inspect and examine said mines and to use freely the means of access thereto without hindrance or molestation, but failure of Lessor to so inspect or examine said mines or failure to notify Lessee of any default does not excuse any failure of Lessee to comply with this Lease.

Item # 8
ROYALTY PAYMENTS
(a) Lessee agrees to pay to each LESSOR, at his or her address as set forth in the introduction to this Lease, or at such other place as such LESSOR may form time to time designate, on or before the 25th day of each calendar month, his or her proportionate share (as set forth on Exhibit B attached) of the following amounts, to be paid, as royalty on each and every net ton of two thousand (2000) pounds of coal mined and sold from the Leased Premises, during the previous month to-wit:
For all coal mined from the Pond Creek seam Lessee shall pay the greater of SIX PER CENT (6%) of the gross realization, f. o. b. the mine or ONE DOLLAR AND EIGHTY FIVE ONE HUNDREDTHS DOLLARS ($1.85) for each and every ton of coal mined and sold;
For all coal mined from all other seams, the greater of SIX PER CENT (6%) of the gross realization, f. o. b. the mine or ONE DOLLAR AND FIFTY ONE HUNDREDTHS DOLLARS ($1.50) for every ton sold mined and sold from all seams other than the Pond Creek
LESSEE agrees to furnish to LESSOR, on or before the 25th day of each calendar month, an accounting, as provided in Item Eleven hereinbelow, showing the number of tons of coal mined and sold and the gross selling price thereof from the Leased Premises during the preceding calendar month.
(b) The gross selling price of such coal shall be calculated on the basis of each calendar month and shall be the actual gross realization to the Lessee for each ton sold.
(c) "Gross realization" of coal shall, for all purposes under this Lease, be the amount received, during an arms length transaction, without selling cost, by the Lessee, herein, from the "Ultimate Consumer", less transportation fees. "Ultimate Consumer is defined as a person, firm, corporation or limited liability company in which Lessee or any of its officers, managers or directors do not have an equity interest.
Lessee shall secure and preserve all billing of coal sold and furnish one copy of each billing to Lessee at the time royalties herein provided for are paid.

Item # 9
WEIGHTS
(a) Lessee agrees to keep a true and faithful account of all coal mined and sold by it from the Leased Premises and the gross realization and to render to Lessor on or before the 25th day of each month a statement showing the number of tons of coal mined and sold from the Leased Premises and the gross realization during the preceding calendar month. Tonnage statements shall be based upon weights furnished by railway companies as to coal shipped by railroad and for any coal used or sold from the Leased Premises, not shipped by railroad, mine scale weights shall be used if the coal is weighed at the mines, if mine scale weights are not used, and the coal is transported by truck to a barge, then the weights as provided by the barge company.
(b) Volumetric measurements shall be made by Lessor at its convenience to determine the actual tonnage of coal mined. Tonnage variance shall be reviewed with the Lessee if the reported tonnage deviates from such volumetric measure in excess of five (5 %) percent. If Lessor is dissatisfied with said review, Lessor or their agents shall have the right to inspect said mine during normal working hours and if necessary to enter into arbitration under the terms of arbitration of this agreement.
If the coal is washed prior to shipment, then volumetric measurement shall be adjusted by the percentage of rejects.

Item # 10
MINIMUM ROYALTIES
For all purposes of this Lease, a lease year shall be the period of twelve
(12) consecutive months after the date of this Lease and each succeeding periods of twelve (12) consecutive months thereafter.
Lessee agrees to pay to Lessor a minimum royalty of TWELVE THOUSAND DOLLARS ($12,000.00) per year, payable in monthly installments of ONE THOUSAND DOLLARS ($1,000.00).

If Lessee shall not mine or produce from the Leased Premises in any lease year as much coal as will, at the tonnage royalty payable during such year, produce a sum equal to the annual minimum royalty and renewal payment, then and in that event Lessee shall have the right and privilege, in any of the succeeding lease years, of mining free of tonnage royalty such amount of coal over and above the amount required to yield the annual minimum royalty payment for such year or years as will, at the tonnage royalty rate set forth in Item Eight hereof, be equal to such "deficiency"; provided, however, no coal shall be mined in any year free of tonnage royalty or on account of the "deficiency" in any preceding year until the Lessee shall have mined during the then current year an amount of coal, which, at the applicable tonnage royalty rate, shall be equal to the annual minimum royalty for said current year. No payments, by way of tonnage royalty in excess of the annual minimum royalty in any one year shall be credited against any "deficiency" in any subsequent year.

Item # 11
ACCOUNTING
Lessee agrees to keep accurate and correct books of account and records showing all coal mined and all coal processed, marketed and shipped from the premises, together with the correct weights thereof, to which books and records Lessor, or its duly authorized agents, shall at all reasonable times, have access for the purpose of examination and for verification, and Lessor, for like purposes, is hereby authorized by Lessee to demand and require, of any railroad or other carrier transporting the product of said premises, an inspection of the books and records of said carrier showing the detailed weight and quantity of all such products shipped by Lessee and all pertinent information relating thereto. Said carrier, and its agents, are hereby expressly authorized and requested by Lessee to show to Lessor, or its duly authorized agent, all such records when requested and to furnish all such information upon request.

Item # 12
FORCE MAJEURE
The term "force majeure" as used herein, shall mean maters beyond the reasonable control of Lessee, including market conditions. Lessee shall notify Lessor in writing within ten days when a period to be claimed under Force Majeure begins.
In the event Lessee is unable, wholly or in part, as a result of force majeure, to carry out its obligations under this Lease, such obligations, shall be suspended during the continuance of any inability so caused, and the term of this Lease shall be extended for a period of such inability. Such cause shall be remedied with all reasonable dispatch, provided that in no event will Lessee be required against its will to settle any strike or lockout or to adjust any labor dispute. Force Majeure shall not defeat the obligation to pay minimum royalties.

Item # 13
DEFAULT OF PAYMENTS
All payments required to be made by Lessee shall be considered as rent reserved by Lessor upon contract and all remedies now or hereafter given by the laws of the State of Kentucky for the collection of rent are reserved by Lessor in respect of the sums so payable, and a lien is hereby reserved and imposed upon all improvements, building, structures, equipment, machinery and other personal property of Lessee for use in connection with Lessee's operations on the demised premises.
If default be made by the Lessee in the payment of the annual minimum royalties and/or tonnage royalties or in the performance of any other terms, conditions or agreements herein required to be kept and performed by the Lessee, and such default is continued for a period of thirty days after written notification, Lessor may, at its option, terminate this lease and re-enter upon and take possession of the Leased Premises. Any such action by Lessor shall in no manner impair the right to annual minimum royalties and tonnage royalties due or accrued up to the time of such terminating.
Lessor also reserves the right to pursue any and all remedies available under the laws of the State of Kentucky for violation of any covenant, term, condition or agreement hereof and all such remedies shall be deemed cumulative and not exclusive.

Item # 14
ASSIGNMENT OF LEASE
Lessee may assign or sublet all or a part this Lease or the premises or any part thereof. In the event of any assignment or sublease, Lessee shall remain primarily liable to Lessor for the performance of all obligations and duties hereunder and shall provide Lessor with a satisfactory assumption agreement signed by the assignee or sublessee.
Neither this Lease, the estate hereby created, nor the rights of Lessee created hereunder shall be subject to sale, disposition or possession thereof, in whole or in part, under the judgment or decree of any court, or by or though judicial process of law or equity, except for the purpose of enforcing, at the instance of Lessor, its rights hereunder, and the Lessee hereby dedicates its plant, tipple, mining equipment, machinery, structures and improvements now or hereafter located upon the Leased Premises, together with all rights, privileges and easements hereunder, as a mining unit devoted to the obligation to mine the coal of Lessor to the extent of the obligation of the Lessee to the Lessor. If (1) Lessee or its assignee shall be adjudged a bankrupt or insolvent, (2) any execution, attachment, or other legal process shall issue against Lessee or its assignee whereby the demised premises or any property of Lessee shall be taken or attempted to be taken, (3) a receiver or trustee of the property of Lessee or its assignee or any part thereof shall be appointed, or (4) this Lease shall, by operations of law devolve upon or attach to any person or persons other than Lessee, or its assignee, then and in either of said events this Lease and all rights of the Lessee and its assignee hereunder shall, at the option of Lessor, forthwith cease, terminate and be void.
In the event a SUB-LESSEE should acquire the rights to this lease, he agrees to be bound by the mine plan and shall diligently prosecute the mining of coal from the Leased Premises. Under no circumstances shall Lessee or SUB-LESSEE simply hold the Leased Premises as "reserves".

Item # 15
NON WAIVER OF RIGHTS
(a) Failure of either the Lessor or Lessee to exercise any of their respective rights hereunder upon the nonperformance by the other party of any condition, covenant or provision herein contained shall not be construed as a waiver thereof, nor shall the defective performance or waiver of nonperformance of any such condition, covenant or provision upon the part of the other party be construed as a waiver of the rights of the other party as to any subsequent performance or nonperformance hereof.
(b) No waiver, release, modification or amendment of any of the terms, conditions or provisions of this Lease shall be valid or set up or relied upon by either party or offered in any judicial proceeding or otherwise, unless the same is in writing, duly executed by Lessor and Lessee.

Item # 16
TITLE WARRANTY
Lessor convents that the Lessee, paying the minimum annual royalties and tonnage royalties and complying with the terms, conditions, covenants and agreements hereof, shall have quiet and peaceful possession and enjoyment of the leased property. Lessor warrants its title to the coal herein leased, to Lessee, subject only to the came conditions of warranty under which Lessor received title.

Item # 17
WRITTEN NOTICES
The giving of any notices to, or the making of any demand on Lessor, shall be sufficient if in writing, addressed to Lessor and mailed by registered or certified mail, return receipt requested to 75% of the owners at their last known address and likewise the giving of any notice to or the making of any demand on Lessee, shall be sufficient if in writing addressed to Eastern Consolidated Energy, Inc. at P. O. Box 537, Stanville, KY 41605, by registered or certified mail, return receipt and the mailing of such notice and not the receipt thereof shall constitute the giving of such notice. In case of change of address of the office of either party hereto, the one so changing its address shall give notice thereof to the other and designate the address at which it desires any notice hereunder to be sent, and in the absence of any such notice of change of address executed in accordance with this Item, notice given to the addresses above respectively stated shall be deemed sufficient.

Item # 18
TRANSFER OF OBLIGATIONS
All the terms, covenants, conditions and agreements to be performed and observed by the respective parties hereto shall be binding upon the parties and their and each of their successors, heirs and assigns whether so expressed or not, and shall insure to the benefit of their respective successors, heirs and assigns.

Item # 19
REMOVAL OF EQUIPMENT
Upon termination of this lease by expiration of its term or for any other reason or cause other than default of Lessee and if Lessee has fully paid all sums required to be paid hereunder, Lessee shall have ninety (90) days from the date of such termination to remove from the Leased Premises any personal property, machinery, equipment and other property belonging to it, and any property which is directed to be removed by Lessor. Any such property not so removed within ninety (90) days shall become the property of Lessor at its election.

Item # 20
LESSOR INDEMNIFICATION
Lessee agrees to indemnify Lessor from and against any and all liabilities, claims, debts, demands, expenses and causes of action relating to injuries to, or death of, persons and damage to, or destruction of property, real, personal and mixed, asserted, claimed or alleged by:
1.  any person, firm, corporation or other business organization,
2.  any officer, employee, workman, servant or agent of Lessee,
3. any contractor or subcontractor of Lessee, or any officer, workman, servant or agent of any such contractor or subcontractor,
4. any contractor or subcontractor of Lessor or by any officer, employee, workman, servant or agent of any such contractor or subcontractor, and
5. any employee, agent or servant of Lessor, arising from Lessee's operation and activities under this Lease, including the use of any part of the Premises in connection with Lessee's mining and removal of coal and the exercise of its rights hereunder, to the extent the same results from, is caused by, or is alleged to have resulted from or have been caused by, directly or otherwise, of:
(a)  Lessee, its employees, workmen, servants, or agents; and
(b)  Lessee's contractors and subcontractors and their respective employee's workmen, servants or agents. Lessee shall acquire and maintain comprehensive public and automobile liability insurance policies.

Item # 21
PREVIOUS MINING
It is agreed between the parties hereto that mining operations may have previously been prosecuted in, on and over the tract of land hereinabove described, and that Lessor has not heretofore made and does not now make any representations or warranties concerning the quantity or quality of the coal on the premises or the conditions of any entries, working places, pillars, barriers or openings therein, or as to the condition of the surface, structures or works therein or thereon, and that Lessee takes the Leased Premises "AS IS".

Item # 22
SALE OF LESSEE
Should ownership of fifty-one (51) percent or change of control in, the LESSEE from the status as of the date of this Lease be transferred to another party by voluntary act, then a notice ten (10) days prior to closing of said transfer shall be given to Lessor.

Item # 23
ARBITRATION
Any and all disputes and disagreement as to any Item in this agreement shall be first arbitrated pursuant to the Uniform Arbitration Act as adopted by the Commonwealth of Kentucky.
Both parties agree that the situs of any action, whether arbitration or judicial, shall be Martin County Kentucky.

Item # 24
EMINENT DOMAIN TAKING
As part of the consideration for this Lease it is agreed that should any part of the Leased premises be transferred to, taken, affected by, needed or in any manner acquired by any governmental entity or other person authorized by law to exercise the powers of Eminent Domain, then and in that event, Lessor reserves unto itself and there shall be excluded from this Lease that part of the Leased Premises transferred to such authority. Lessee agrees on request from Lessor to release any such part of the Leased Premises. Lessor and Lessee agree to a prorate share of the proceeds as follows:
(a) Lessor shall be paid pursuant to Item Eight for the tonnage lost by the act of Eminent Domain.
(b) Lessee shall be paid the average net profit per ton, said average to be computed over the previous six (6) months of normal and usual production.
(c) Any moneys then remaining shall be evenly distributed to Lessor and Lessee. Any moneys paid for any properties not leased herein shall be and remain the money of Lessor.

Item # 25
PROPERTY LINE BARRIERS
Lessor consents to the mining of all coal herein leased to the adjacent boundary line of adverse mineral, provided such consent is secured from the adjacent adverse mineral owner, and the appropriate government authority provided by State law.

Item # 26
LEASE EXECUTION
This Lease may be executed in several counterparts and each such instrument shall be deemed to be an original document if executed by one or more Lessor and by Lessee.

Item # 27
RECLAMATION
Upon termination of its use thereof, Lessee shall promptly close all drift mouths to satisfaction of the regulatory authority and shall comply with all applicable laws and regulations pertaining to reclamation of the property disturbed and the closing of mines. Upon the termination of, or expiration of, its right to mine hereunder, Lessee shall leave the premises in a condition satisfactory to the regulatory authority.

Item # 28
WHEELAGE
Lessee shall have the right and is hereby expressly granted the right and privilege to transport into, over, through or under the leased premises, any coal mined from other lands, paying for such right and privilege, a wheelage in an amount equal to FIVE ONE HUNDREDTHS DOLLARS (00.05 ) for each net ton (2,000 pounds) of such coal so transported such payments to be made at the times and in the manner provided for in Section II, Item Eight hereinabove.

Item # 29
WORKMAN'S COMPENSATION
Nothing in this Lease shall be construed as making Lessor in any respect the employer of Lessee or of any workmen engaged in any work in, on or about the Premises, and it is specifically stipulated and agreed that Lessee, in all of its operation in and on the premises, is and shall be an independent contractor within the meaning of the commonwealth of Kentucky Workmen's Compensation Law and exclusively liable for the payment of workmen's compensation to all the workmen engaged in, on or about the Premises, and that it will provide compensation for all such employees in accordance with the Workmen's Compensation Laws of the Commonwealth, and that before beginning any work or undertaking any operations under this Lease, and thereafter, from time to time during the term, it will submit to Lessor for its examination and approval a policy or policies of insurance (or certification for the same) affording (or showing ) complete coverage of all persons engaged in any work on the premises, such policy or policies to provide full protection to Lessor and all persons engaged in any work on the Premises.

Item # 30
LIENS AND ENCUMBRANCES
Except in a circumstance where Lessor has consented in advance, Lessee covenants that it will not permit any lien, encumbrance or charge against property of Lessor as may result from its mining operations or otherwise to remain undischarged after the same shall have been asserted. In the event any such lien, encumbrance or charge shall remain unsatisfied for thirty (30) days after due notice by Lessor, Lessor may pay and satisfy same and hold Lessee liable for all moneys expended by Lessor, and may, at its option, terminate this Lease forthwith. Provided, however, if Lessee in good faith disputes the validity or correctness of such lien, it may refrain from paying the same or causing the same to be discharged of record, providing it shall proceed with due diligence to conduct any necessary or proper proceeding or litigation for the purpose of determining the correctness or validity thereof and so long as the Lessee in good faith maintains such litigation, it shall not be deemed in default in respect to its obligations under this paragraph.

Item # 31
USE OF ROADS
Lessor shall have the right to use Lessee's haulage and access roads on or leading to the Leased Premises only upon such terms as may be agreed upon between the parties by agreement made before such use is undertaken by Lessor, their successors or assigns.

Item # 32
ORAL AGREEMENTS
It is agreed that both parties or their agents may have made oral statements about the contents of this agreement. Such statements do not constitute warranties, shall not be relied upon by either party, and are not part of this lease agreement. The entire contract is embodied in this writing. This writing constitutes the final expression of the parties agreement, and it is a complete and exclusive statement of the terms of that agreement.

Item # 33
TAXES, ASSESSMENTS AND FEES
Lessee covenants and agrees to pay all property, franchise, excise, severance, black-lung taxes and other governmental charges that may be levied or assessed against the property, rights, and privileges hereby demised, leased, and let or against Lessee or Lessor, as owner thereof, and of all improvements and betterment's erected by the Lessee and all the coal mined and produced hereunder, shall be paid by Lessee or if paid by Lessor, Lessee agrees promptly to repay the same to Lessor whereupon receipt of a statement therefor. Lessee shall also pay all taxes and assessments, other than taxes assessed against Lessor based on the royalty received by it hereunder, that may be levied or assessed by the United States of America, the State of Kentucky, or any county, municipality or taxing district, or authority upon the production or output of coal produced form the Leased Premises by Lessee, or based thereupon. Lessor shall pay all taxes levied or assessed against it by the United States of America, State of Kentucky or other taxing power vested with the authority to levy the same, on or based upon any income received hereunder by it, or on any coal, property or rights reserved herefrom.

October 3, 2003
Witness our hand this the date above.
Eastern Land Development, LLC

by /s/Billy Reed
Member

Lessors:

/s/ Virginia Lee Urban                /s/ Marcia Cooper
/s/ Margaret & Charles Stepp          /s/ Donald J. Compton
/s/ Emogene Bowman                    /s/ Harold G. & Ruby Speer
/s/ Jeffrey B. Delong                 /s/ Deborah Delong
/s/ Beatrice Mae Cooper               /s/ Mark Cooper
/s/ David Cooper                      /s/ Gail & Gary  Brumleve
/s/ Betty Akers                       /s/ Mary Malcom
/s/ Irene Dameron                     /s/ Dr. Keith D Speer
/s/ Ladonna Kirk                      /s/ Linda Minney
/s/ Johnnie Kirk                      /s/ Donald C. Baker Trustee
/s/ Nancy B Phillips                  /s/ Young Family Trust
/s/ James D. Graber                   /s/ Bonnie G. Marcum [Duboe]
/s/ Devra Roberts                     /s/ Yvonnie Potvin
/s/ Judy A. Huff                      /s/ Deana Taylor